Exhibit 99.1


HUMANA TRANS SERVICES CORP. ANNOUNCES NEW MEMBER OF BOARD OF DIRECTORS Thursday, April 5, 2004


HANOVER, Md., April 5, 2004 -- Humana Trans Services Holding Corporation (OTC BB:HTSC.OB - News) (http://www.humanaservices.com), a principally engaged firm involved in employee leasing and recruitment services announces that the Board of Directors has appointed Elliot Cole, Esq., a Partner at Washington, D.C. Law Firm Patton Boggs, LLP as a Director of the Company, effective immediately.

Elliot Cole, a Partner, Patton Boggs LLP, has practiced corporate law for 40-plus years, more than 30 of which he has been a partner at Patton Boggs LLP. His expertise is rooted in the representation of early-stage companies. As a counselor of startups through mezzanine and later-stage financing, Mr. Cole assists with bringing companies in a wide range of businesses along to maturity. His broad-based contacts with financiers and investors have provided capital and management assistance to a number of the firm's clients over the years. Mr. Cole has served on the boards of several business, community and social organizations. He has been a trustee of Boston University, his alma mater, for over 20 years, having served on its Investment Committee and Community Technology Fund.

Mr. Cole encourages the use of the firm's lawyers in the context of membership on the management team of business clients of the firm, furthering his philosophy that attorneys very often bring unique and valuable perspectives and contacts to business organizations and management. Mr. Cole is a member of the state bar of Massachusetts as well as the District of Columbia.

Ronald Schapss, Chairman of the Board of Humana Stated, "We are fortunate to have Mr. Cole agree to serve on our Board of Directors. His experience will be of great benefit to us."

In addition, Andrew B. Mazzone has resigned from the Board of Directors, effective immediately.

About Humana Trans Services Holding

Humana Trans, with corporate headquarters in Hanover, Maryland, maintains branch offices in Connecticut, Florida and Pennsylvania. The firm is a principally engaged entity involved in employee leasing and recruitment services. Humana, through its operating subsidiaries, is focused on the transportation industry and currently operates in SIX states. The company looks to grow its business internally or through strategic acquisitions. With the formation of Humana National Program Administrators, the company is creating a foundation to launch its next phase of administration services. Clients of the company include Cardinal Health/Allegiance Healthcare, McLane, Owens & Minor Healthcare, Penske Logistics, Royal Ahold (and several of its subsidiaries that includes Giant Food Stores) and Safeway. Humana has a proven management team that is comprised of veterans from Coach USA, U.S. Delivery and Deloitte and Touche.

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Safe-Harbor Statement

Certain statements in this communication constitute "forward-looking" statements that involve a number of known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any results, performances or achievements express or implied by such forward-looking statements. Undue reference should not be placed on these forward-looking statements, which speak only as of the date thereof. We undertake no obligation to update any forward-looking statements.

Contact:

John Daly, CEO
     Phone: (888) 508-8866